Exhibit (a)(1)(H)

Supplement No. 1 to

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

THE GYMBOREE CORPORATION

a Delaware Corporation

at

$65.40 Net Per Share

by

GIRAFFE ACQUISITION CORPORATION

a wholly owned direct subsidiary of

GIRAFFE HOLDING, INC.

IMPORTANT NOTICE TO STOCKHOLDERS OF

THE GYMBOREE CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON NOVEMBER 22, 2010, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 25, 2010 (as amended, the “Offer to Purchase”), this Supplement No. 1 to the Offer to Purchase (“Supplement No. 1”) and the related Letter of Transmittal (which, together with the Offer to Purchase and Supplement No. 1, each as may be further amended or supplemented from time to time, collectively constitute the “Offer”), Giraffe Acquisition Corporation, a Delaware corporation (which we refer to as the “Purchaser”) and a wholly owned direct subsidiary of Giraffe Holding, Inc., a Delaware corporation (which we refer to as the “Parent”), which is controlled by Bain Capital Fund X, L.P., a Cayman Islands exempted limited partnership (“Bain Capital”), together with Parent and Bain Capital, each as co-bidders hereunder, are offering to purchase for cash all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of The Gymboree Corporation, a Delaware corporation (which we refer to as “Gymboree”), at a purchase price of $65.40 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and less any applicable withholding taxes.

The purpose of this Supplement No. 1 is to supplement and amend certain information contained in the Offer to Purchase previously mailed to you. All capitalized terms used but not defined in this Supplement No. 1 have the meanings ascribed to them in the Offer to Purchase.

This Supplement No. 1, the Offer to Purchase and the related Letter of Transmittal contain important information and you should read these documents carefully and in their entirety before making a decision with respect to the Offer.

November 8, 2010

The Offer to Purchase is hereby supplemented and amended as follows:

The information set forth on the cover of the Offer to Purchase is hereby amended and supplemented by replacing the first paragraph of the section with the following paragraph:

“Giraffe Acquisition Corporation, a Delaware corporation (which we refer to as the “Purchaser”) and a wholly owned direct subsidiary of Giraffe Holding, Inc., a Delaware corporation (which we refer to as the “Parent”), which is controlled by Bain Capital Fund X, L.P., a Cayman Islands exempted limited partnership (“Bain Capital”), together with Parent and Bain Capital, each as co-bidders hereunder, are offering to purchase for cash all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of The Gymboree Corporation, a Delaware corporation (which we refer to as “Gymboree”), at a purchase price of $65.40 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, constitutes the “Offer”).”

SUMMARY TERM SHEET

The response to the question “What are the most significant conditions to the Offer ” on pages S-iv to S-vi of the Offer to Purchase is hereby amended and supplemented by replacing the paragraph in the tenth bullet point with the following paragraph:

“•	the completion of the Marketing Period (as described below); provided, that, if the Marketing Period has not ended at the time of the satisfaction or waiver of the other conditions to the Offer, then the Offer Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (a) any business day before or during the Marketing Period as may be specified by Parent upon 2 business days’ prior notice to Gymboree and (b) the first business day after the final day of the Marketing Period. Pursuant to the Merger Agreement, Gymboree is required to provide to Parent certain financial information and to cooperate with Parent in connection with the Debt Financing (as described below). Among other things, Gymboree’s failure to timely provide such information or to provide sufficient cooperation could cause the failure of this condition.”

INTRODUCTION

The information set forth in “Introduction” on page 1 of the Offer to Purchase is hereby amended and supplemented by replacing the first paragraph of the section with the following paragraph:

“Giraffe Acquisition Corporation, a Delaware corporation (which we refer to as the “Purchaser”) and a wholly owned direct subsidiary of Giraffe Holding, Inc., a Delaware corporation (which we refer to as the “Parent”), which is controlled by Bain Capital Fund X, L.P., a Cayman Islands exempted limited partnership (“Bain Capital”), together with Parent and Bain Capital, each as co-bidders hereunder, are offering to purchase for cash all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of The Gymboree Corporation, a Delaware corporation (which we refer to as “Gymboree”), at a purchase price of $65.40 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, constitutes the “Offer”).”

THE TENDER OFFER

3. Procedures for Accepting the Offer and Tendering Shares.

The information set forth under the sub-heading “Determination of Validity” on page 8 of the Offer to Purchase is hereby amended and supplemented by replacing the paragraph with the following paragraph:

“Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Any determinations made by us with respect to the terms and conditions of the Offer may be challenged by Gymboree’s stockholders, to the extent permitted by law, and are subject to review by a court of competent jurisdiction.”

15. Certain Conditions of the Offer.

The information set forth under the sub-heading “Certain Conditions of the Offer” on pages 45 to 47 of the Offer to Purchase is hereby amended and supplemented by replacing the last paragraph with the following paragraphs:

“The foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement and applicable law, may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time (in each case on or prior to the Expiration Date) in their sole discretion (other than the Minimum Tender Condition). The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time (in each case on or prior to the Expiration Date).

We do not currently expect the Marketing Period condition to be satisfied prior to the initial Expiration Date. In the event that we obtain the Debt Financing on or prior to the Expiration Date, and all other conditions to the Offer have been satisfied or waived prior to such date (other than those conditions that by their terms are to be satisfied at the Offer Closing), we currently intend to exercise our option to cause the Offer Closing to occur on the date following the Expiration Date.”

4